EXHIBIT 10.2
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                              AMENDMENT NUMBER TWO
                                     TO THE
                            CANANDAIGUA BRANDS, INC.
                           INCENTIVE STOCK OPTION PLAN


     This Amendment Number Two to the Canandaigua Brands, Inc. Incentive Stock Option Plan, as amended (the "Plan"), is adopted pursuant to Section 15 of the Plan by the Human Resources Committee of the Board of Directors of Canandaigua Brands, Inc. Capitalized terms used herein, which are not otherwise defined, shall have the meanings ascribed to them in the Plan.

     1. Section 10 of the Plan is amended, effective June 21, 2000, by deleting the last two sentences of such section and substituting in its place the following:

          All Incentive Stock Options or any portion thereof not yet vested or exercisable on the date of Retirement, Disability or death shall become immediately vested and exercisable on the date of termination due to Retirement, Disability or death (except as otherwise provided by the Committee or an employment agreement between the Company and the Participant). All Incentive Stock Options or any portion thereof not yet vested or exercisable on the date of termination other than by reason of Retirement, Disability or death shall terminate immediately on the date of termination (except as otherwise provided by the Committee or an employment agreement between the Company and the Participant).

     IN WITNESS WHEREOF, Canandaigua Brands, Inc. has caused this instrument to be executed as of June 21, 2000.

                                         CANANDAIGUA BRANDS, INC.


                                         By:/s/Richard Sands
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                                            Richard Sands, President